As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-132152

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Apache Deepwater LLC
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0460233 (I.R.S. Employer Identification No.)
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(Address of Principal Executive Offices)

Mariner Energy, Inc. Amended and Restated Stock Incentive Plan
(Full Title of the Plan)

P. Anthony Lannie
Executive Vice President and General Counsel
Apache Corporation
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(Name and address of agent for service)
(713) 296-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-132152) (the “Registration Statement”) initially filed with the Securities and Exchange Commission on March 2, 2006 by Mariner Energy, Inc., a Delaware corporation (“Mariner”), is being filed to deregister all unsold shares of common stock of Mariner, par value $0.0001 per share (the “Common Stock”), that were originally reserved for issuance under the Mariner Energy, Inc. Amended and Restated Stock Incentive Plan and registered under the Registration Statement.
     On November 10, 2010, pursuant to the Agreement and Plan of Merger, dated April 14, 2010, as amended by Amendment No. 1 dated August 2, 2010, by and among Mariner, Apache Corporation, a Delaware corporation (“Apache”) and Apache Deepwater LLC (formerly known as ZMZ Acquisitions LLC), a Delaware limited liability company and a wholly owned subsidiary of Apache (“Apache Deepwater”), Mariner merged with and into Apache Deepwater, with Apache Deepwater surviving the merger as a wholly owned subsidiary of Apache (the “Merger”).
     As a result of the Merger, Apache Deepwater, as successor to Mariner by virtue of the Merger, has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking contained in the Registration Statement, Apache Deepwater hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any of the Common Stock registered that remains unsold under the Registration Statement as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Apache Deepwater LLC (as successor to the registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 10, 2010.

APACHE DEEPWATER LLC (as successor to Mariner Energy, Inc.)
By:	/s/ G. Steven Farris
G. Steven Farris
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ G. Steven Farris G. Steven Farris	Chief Executive Officer (Principal Executive Officer)	November 10, 2010

/s/ Roger B. Plank Roger B. Plank	Director and President (Principal Financial Officer)	November 10, 2010

/s/ Rebecca A. Hoyt Rebecca A. Hoyt	Vice President and Controller (Principal Accounting Officer)	November 10, 2010

/s/ John A. Crum John A. Crum	Director	November 10, 2010

/s/ David L. French David L. French	Director	November 10, 2010

/s/ Jon W. Sauer Jon W. Sauer	Director	November 10, 2010